July 13, 2021

Dear Financial Advisor Or Shareholder:

As previously indicated, the HACK and IPAY Joint Special Meeting of Shareholders regarding the Plan of Reorganization Proposal has been adjourned until July 27, 2021. Please note that shareholders have strongly supported the Reorganization Proposal. We have adjourned the meeting numerous times because there is a large portion of investors that are outside the U.S. who have only recently begun to vote their shares. It is critical that ALL investors take a few minutes to sign, date and mail the enclosed proxy card(s) in the postage paid return envelope or follow the instructions in the below box.

IF YOU ARE A FINANCIAL ADVISOR:

Your clients may not have received the proxy material and follow up communications because you as their Financial Advisor are authorized to vote the shares they own in HACK or IPAY. If you have received this letter and are authorized to do so, please vote on your clients’ behalf by following your internal protocol. To cast your clients’ you may sign, date and mail the enclosed proxy card(s) in the postage paid return envelope or vote by internet or telephone by following the instructions in the below box.

IF YOU ARE A SHAREHOLDER:

We are less than two weeks from the July 27 meeting date. Now is the time to support your Board and vote your shares. Please follow the instructions in the box below.

Vote by Phone. If you are a shareholder, simply dial toll-free 1 (833) 288-9334 to speak to a customer service representative. Please have your control number found on the enclosed proxy card available at the time of the call. You may also call the toll-free number on the enclosed proxy card and follow the prompts.

Vote via the Internet. You may cast your vote using the Internet by logging onto the website listed on your proxy card and enter your control number found on the enclosed proxy card.
Vote by Mail. You may cast your vote by completing, signing, and dating the enclosed proxy card(s) and returning it in the enclosed prepaid return envelope.

If you are a Financial Advisor, please call our proxy solicitor Di Costa Partners at 1 (833) 892-6621 and if you are a shareholder, please call 1 (833) 288-9334 if you have questions or need assistance in voting.

Thank you in advance for your assistance.

MATTHEW BROMBERG
ASSISTANT SECRETARY